Exhibit 5.1

Board of Directors

Acme United Corporation

55 Walls Drive

Fairfield, CT 06824

Dear Sirs and Madam:

We are corporate general counsel for Acme United Corporation (the “Company”), a Connecticut corporation. We are delivering this opinion in connection with the filing with the Securities and Exchange Commission (the “Commission”) on or about the date hereof of a Form S-8 Registration Statement (the “Registration Statement”) relating to a total of 240,000 shares of Common Stock, par value $2.50 per share, of the Company (the “Shares”), consisting of up to an additional 240,000 Shares issuable upon exercise of options granted or which may be granted pursuant to the Acme United Corporation 2012 Employee Stock Option Plan, as amended (the “Plan”).

We have examined (i) the Restated Certificate of Incorporation and the Bylaws of the Company as presently in effect; (ii) a Certificate of Existence for the Company issued by the Connecticut Secretary of the State dated August 28, 2018; (iii) the respective resolutions of the Board of Directors and of the shareholders of the Company approving the Plan; (iv) the Plan; (v) a form of option agreement under the Plan; and (vi) such other documents and instruments as we have considered necessary for the purposes of the opinions hereinafter set forth.

In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

Based upon the foregoing, we are of the opinion that:

1.	The Company has been duly incorporated and is a validly existing corporation under the laws of the State of Connecticut.
2.	Upon issuance and delivery of Shares pursuant to the Plan and the related option agreements thereunder after the date hereof, including payment to the Company of the relevant option exercise price for the Shares, the Shares will be validly issued, fully paid, and nonassessable.

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This opinion letter is provided to you for your benefit solely with regard to the Registration Statement, may be relied upon by you only in connection with the Registration Statement, and may not be relied upon by any other person or for any other purpose without our prior written consent.

We are members of the Bar of the State of Connecticut and some of us are members of other jurisdictions not relevant herein. In connection herewith, we express no opinion on the laws of any jurisdiction other than the laws of the State of Connecticut.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in connection with the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of the 1933 or the rules and regulations of the Commission thereunder.

Very truly yours,

BRODY WILKINSON PC

By:	/s/ James E. Rice
James E. Rice, Vice President

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